UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

ERICKSON AIR-CRANE INCORPORATED

(Name of Registrant as Specified in its Charter)

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NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF

OUTSTANDING VOTING STOCK OF ERICKSON AIR-CRANE INCORPORATED

Dear Erickson Stockholder:

The enclosed Information Statement is being furnished by the Board of Directors of Erickson Air-Crane Incorporated, a Delaware corporation, to the holders of record of our common stock at the close of business on June 24, 2013, or the Record Date, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. The purpose of the enclosed Information Statement is to inform our stockholders of action taken by written consent of the holders of a majority of our voting stock. The enclosed Information Statement shall be considered the notice required under Section 228 of the Delaware General Corporation Law.

The following action was authorized by written consent of the holders of a majority of our outstanding voting stock: the issuance of a total of 4,008,439 shares of our common stock upon conversion of 4,008,439 shares of our Mandatorily Convertible Cumulative Participating Preferred Stock, Series A, par value $0.0001 per share, which we refer to as the Preferred Stock.

The consent we have received constitutes the only stockholder approval required under the Delaware General Corporation Law and our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws to approve the issuance of the shares of common stock upon conversion of the Preferred Stock. Our Board of Directors is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from stockholders. The action taken by written consent of the holders of a majority of our outstanding voting stock will not become effective until the date that is 20 calendar days after the enclosed Information Statement is first mailed or otherwise delivered to holders of our common stock as of the Record Date.

THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO

STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS

DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND

YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

Date of this Notice and the enclosed Information Statement: July 23, 2013.

Sincerely yours,

/s/ Udo Rieder
Udo Rieder President and Chief Executive Officer

ERICKSON AIR-CRANE INCORPORATED

5550 SW MACADAM AVENUE, SUITE 200

PORTLAND, OREGON 97239

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND

YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

GENERAL INFORMATION

Erickson Air-Crane Incorporated, a Delaware corporation, with its principal executive offices located at 5550 SW Macadam Avenue, Suite 200, Portland, Oregon 97239, is sending you this Notice and Information Statement to notify you of actions that the holders of a majority of our outstanding voting stock have taken by written consent in lieu of a special meeting of stockholders. References in this Information Statement to the “Company,” “we,” “our,” “us,” “Erickson” and “EAC” are to Erickson Air-Crane Incorporated.

Copies of this Information Statement are being mailed on or about July 23, 2013, to the holders of record on June 24, 2013, which we refer to as the Record Date, of the outstanding shares of our common stock.

Action by Written Consent

The following action was approved by the written consent of the holders of a majority of our outstanding voting stock as of the Record Date, which we refer to as the Written Consent, in lieu of a special meeting:

•

The issuance of a total of 4,008,439 shares of our common stock upon conversion of our Mandatorily Convertible Cumulative Participating Preferred Stock, Series A, par value $0.0001 per share, which we refer to as the Preferred Stock.

The approval becomes effective on the date that is 20 calendar days after this Information Statement is first mailed or otherwise delivered to holders of our common stock as of the Record Date.

The Preferred Stock is convertible into an equal number of shares of our common stock, subject to our first obtaining stockholder approval for the issuance of shares of our common stock upon such conversion under Nasdaq Marketplace Rules.

Stockholders Entitled to Receive Notice of Action by Written Consent

Under Section 228 of the General Corporation Law of the State of Delaware, or the DGCL, our Second Amended and Restated Certificate of Incorporation, or our Certificate of Incorporation, and our Second Amended and Restated Bylaws, or our Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which shares entitled to vote thereon consented to such action in writing. Prompt notice of any action so taken by written consent must be provided to all holders of our common stock as of the Record Date.

Each share of our common stock entitles its holder to one vote on each matter submitted to stockholders. Holders of the Preferred Stock do not have any voting rights with respect to their shares of Preferred Stock on matters submitted generally to our stockholders. There will be no vote on the issuance of common stock upon conversion of the Preferred Stock by our stockholders because the holders of the majority of our outstanding common stock have provided their written consent to the issuance as allowed by Section 228 of the DGCL. No other votes are required or necessary.

Only holders of record of our common stock at the close of business on the Record Date are entitled to notice of the action taken by written consent. As of the Record Date, 9,769,476 shares of common stock were outstanding and entitled to take action by written consent and to receive notice of the action taken by written consent. As of the Record Date, ZM EAC LLC, ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P, to which we refer together as the ZM Funds, collectively held of record 5,602,970 shares of our common stock, which represented approximately 57.4% of the outstanding shares of our common stock. Quinn Morgan, who serves on our Board of Directors, is the managing member of ZM EAC LLC. Mr. Morgan and Kenneth Lau, who also serves on our Board of Directors, are managers of ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P.

Effective Date of Action by Written Consent

Pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, the earliest date that the corporate action being taken pursuant to the written consent can become effective is 20 calendar days after the first mailing or other delivery of this Information Statement. On the 20th calendar day after the first mailing or other delivery of this Information Statement, the approval of the issuance of common stock upon conversion of the Preferred Stock will become effective. We recommend that you read this Information Statement in its entirety for a full description of the action approved by the holders of a majority of our outstanding common stock.

Nasdaq Listing Requirements and Necessity for Stockholder Approval

Nasdaq Marketplace Rule 5635(d) provides that stockholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by us of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. The 4,008,439 shares of common stock to be issued upon conversion of the Preferred Stock represent approximately 41.0% of our common stock issued and outstanding on the Record Date and will represent 29.1% of our common stock issued and outstanding following the conversion based on the number of shares our common stock that are issued and outstanding on the Record Date.

Pursuant to the Written Consent, we have obtained the stockholder approval necessary under Nasdaq Marketplace Rule 5635(d) to approve the issuance of a total of 4,008,439 shares of our common stock upon conversion of the Preferred Stock.

Dissenters’ Rights of Appraisal

Stockholders do not have any dissenters’ rights or appraisal rights in connection with the approval of the issuance of shares of common stock upon conversion of the Preferred Stock.

Costs of the Information Statement

We are mailing this Information Statement and will bear the costs associated therewith. We are not making any solicitations. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending the Information Statement to beneficial owners of our common stock.

ISSUANCE OF COMMON STOCK AND REASON FOR THE CONVERSION OF THE PREFERRED STOCK

On May 2, 2013, we acquired Evergreen Helicopters, Inc., or EHI, from Evergreen International Aviation, Inc., or EIA. Pursuant to the Stock Purchase Agreement, dated March 18, 2013, as amended on May 1, 2013 by the First Amendment to Stock Purchase Agreement, by and among Erickson, EIA, EHI, EAC Acquisition Corporation, a Delaware corporation and our wholly owned subsidiary, and Delford M. Smith, or the Stock Purchase Agreement, we purchased from EIA 100% of the outstanding share capital of EHI for $250.0 million, consisting of $185.0 million in cash, $17.5 million in our subordinated notes, and 4,008,439 shares of the Preferred Stock valued at $47.5 million (based on an agreed upon value of $11.85 per share). We refer to this acquisition as the Evergreen Acquisition.

The Preferred Stock is convertible, at our option, into an equal number of shares of our common stock, subject to our first obtaining stockholder approval of the issuance of shares of our common stock upon such conversion under Nasdaq Marketplace Rules. If the Preferred Stock is not converted into common stock before August 30, 2013, it will begin to accrue dividends at a rate of 5% per annum on the then-effective liquidation preference per share (which is currently $11.85 per share) plus accrued and unpaid dividends. In addition, the dividend rate will increase by 1% per annum on each one-year anniversary of August 30th.

With the unanimous vote of our disinterested directors, our Board of Directors approved the Evergreen Acquisition, approved the Certificate of Designation of the Preferred Stock, which we refer to as the Certificate of Designation, authorized the issuance of the Preferred Stock and, upon receipt of the necessary stockholder approval, authorized the issuance of the common stock upon conversion of the Preferred Stock. Our Board of Directors, including each of our disinterested directors, has recommended that our stockholders approve the issuance of 4,008,439 shares of common stock upon conversion of the 4,008,439 shares of the Preferred Stock.

In connection with our evaluation of the Evergreen Acquisition, our Board of Directors received an opinion, dated March 7, 2013, from Houlihan Lokey Financial Advisors, Inc. to the effect that, as of that date, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the $250.0 million aggregate consideration to be paid for all outstanding capital stock of EHI in the Evergreen Acquisition pursuant to the Stock Purchase Agreement was fair to Erickson from a financial point of view. See “Our Business – Opinion of Houlihan Lokey Financial Advisors, Inc.”

DESCRIPTION OF CAPITAL STOCK

General

Our Certificate of Incorporation authorizes us to issue up to 110,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Our preferred stock may be divided into such number and series as our Board of Directors may determine. Our Board of Directors is authorized to determine the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series.

Our Certificate of Incorporation requires that our directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors.

Our stockholders elect our directors, who serve as a director until the third annual meeting of the stockholders after such director’s election and until such director’s successor has been elected and qualified or until such director’s earlier death, resignation, or removal. At each annual meeting of our stockholders, any director elected to succeed a director whose term has expired will be of the same class as the director such director succeeds, unless, by reason of any earlier changes in the authorized number of directors, the Board of Directors designates the directorship as a directorship of another class to more nearly achieve equality in the number of directors among the classes. Notwithstanding that the three classes must be as nearly equal in number of directors as possible, if the authorized number of directors changes, each director then serving will nevertheless continue as a director of the class of which such director is a member, until the expiration of such director’s current term or such director’s earlier death, resignation, or removal. Holders of the Preferred Stock do not have voting rights with respect to such shares in the election of directors.

Common Stock

As of June 24, 2013, the Record Date, there were 9,769,476 shares of our common stock outstanding that were held of record by approximately 3,670 stockholders. Our Certificate of Incorporation provides that the holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders. After payment of any dividends due and owing to the holders of the Preferred Stock, holders of our common stock will be entitled to receive dividends declared by our Board of Directors out of funds legally available for dividends. In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share in all assets remaining after payment of liabilities and liquidation preferences of outstanding shares of the Preferred Stock. Holders of our common stock have no preemptive, conversion, subscription, or other rights. There are no redemption or sinking fund provisions available to holders of our common stock. All issued and outstanding shares of common stock are fully paid and nonassessable. Our common stock is listed on the NASDAQ Global Market under the symbol “EAC.”

Preferred Stock

Our Board of Directors is able to issue preferred stock in one or more series and determine the rights, preferences, privileges, qualifications, and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, and sinking fund terms, any or all of which may be greater than the rights of our common stock. Issuances of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. Any issuance of preferred stock also could have the effect of decreasing the market price of our common stock and could delay, deter, or prevent a change in control transaction. We have no present plans to issue any shares of preferred stock.

On May 2, 2013, in connection with the Evergreen Acquisition, we filed the Certificate of Designation, which designated a new series of preferred stock and the number of shares constituting such series and fixed the rights, preferences, powers and restrictions relating to such series as set forth below. As of June 24, 2013, the Record Date, there were 4,008,439 shares of Preferred Stock issued and outstanding.

The Preferred Stock is mandatorily convertible into shares of our common stock on a one-for-one basis, subject to certain adjustments, upon a written demand of mandatory conversion we are required to provide no later than ten days after we have received stockholder approval of the issuance of shares of common stock upon the conversion of the Preferred Stock for purposes of Rule 5635 of the Nasdaq Marketplace Rules. The Preferred Stock has no voting rights on matters generally submitted to holders of our common stock and it will participate in any dividends declared in respect of shares of our common stock on an as-converted basis.

Beginning on August 30, 2013, which we refer to as the Rate Date, the Preferred Stock will accrue dividends at a rate of 5% per annum on the then-effective liquidation preference per share plus accrued and unpaid dividends, which rate will increase by 1% per annum on each one-year anniversary of the Rate Date. Dividends will be payable quarterly in arrears commencing on the last day of the first quarter following the Rate Date and will accumulate during each quarterly dividend period. If all dividends payable on the Preferred Stock have not been paid, we may not declare or pay any dividend, make any payment on account of, or take certain other actions in respect of any of our equity interests or those of our subsidiaries, subject to certain exceptions.

Upon specified liquidation and deemed liquidation events, before any distribution of assets is made to holders of any class of our securities junior to the Preferred Stock (including common stock) the holders of the

Preferred Stock would be entitled to receive liquidating distributions in an amount equal to the greater of (i) $11.85 per share of the Preferred Stock plus any accrued but unpaid dividends thereon, and (ii) 110% of the payment or distribution to which such holders would be entitled if the Preferred Stock were converted into our common stock plus all accrued but unpaid dividends thereon. At any time on or after the five-year anniversary of the issuance of the Preferred Stock, we may redeem all, but not less than all, the shares of Preferred Stock at the time outstanding, at a redemption price per share payable in cash equal to the greater of (i) 125% of the sum of $11.85 per share of Preferred Stock plus any accrued but unpaid dividends thereon, and (ii) 110% of the number of as-converted shares of common stock multiplied by the current market price plus all accrued but unpaid dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of June 1, 2013 by (1) each stockholder who is known by us to beneficially own more than 5% of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner is 5550 SW Macadam Avenue, Suite 200, Portland, Oregon 97239.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent(3)
5% Stockholders:
ZM EAC LLC(4)	4,650,125	(5)	47.6%
ZM Private Equity Fund I, L.P.(4)	1,580,723	(6)	14.8%
ZM Private Equity Fund II, L.P.(4)	677,453	(7)	6.7%
10th Lane Finance Co., LLC(4)	634,763	(8)	6.1%

Named Executive Officers and Directors:
Udo Rieder	59,682		*
Charles Ryan	20,873		*
H.E. “Mac” McClaren	8,428		*
Gary Zamieroski	2,183		*
Edward Rizzuti	5,104		*
Quinn Morgan(4)	7,543,064	(9)	64.4%
Kenneth Lau(10)	—		*
Hank Halter	2,409		*
Gary R. Scott	2,158		*
Meredith R. Siegfried	2,158		*
James L. Welch	2,409		*
All executive officers and directors as a group (11 persons)	7,648,468		65.5%

*	Represents beneficial ownership of less than 1% of the outstanding common stock.

(1) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2) Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise, exchange or conversion of options or other exercisable, exchangeable or convertible securities.

(3) Calculated on the basis of 9,769,476 shares of common stock outstanding as of June 24, 2013, plus any additional shares of common stock that a stockholder has the right to acquire within 60 days after June 24, 2013.

(4) Mr. Morgan serves on our board of directors and is the managing member of ZM EAC LLC and Q&U Investments LLC. Q&U Investments LLC is the managing member of (i) ZM Private Equity Fund I GP, LLC, which is the general partner of ZM Private Equity Fund I, L.P.; (ii) ZM Private Equity Fund II GP, LLC, which is the general partner of ZM Private Equity Fund II, L.P.; and (iii) 10th Lane Partners, LLC, which is the managing member of 10th Lane Finance Co., LLC. Accordingly, Mr. Morgan may be deemed to have sole voting and investment power with respect to the shares held by ZM EAC LLC, ZM Private Equity Fund I, L.P., ZM Private Equity Fund II, L.P., and 10th Lane Finance Co., LLC. The address of each of the parties is 60 East 42nd Street, Suite 1400, New York, NY 10165.

(5) Based on a Schedule 13D/A filed by ZM EAC LLC with the SEC on May 30, 2013.

(6) Based on a Schedule 13D/A filed by of ZM Private Equity Fund I, L.P. with the SEC on May 30, 2013. Includes 913,732 shares of common stock issuable upon conversion of the Preferred Stock.

(7) Based on a Schedule 13D/A filed by of ZM Private Equity Fund II, L.P. with the SEC on May 30, 2013. Includes 391,599 shares of common stock issuable upon conversion of the Preferred Stock.

(8) Based on a Schedule 13D/A filed by of 10th Lane Finance Co., LLC with the SEC on May 30, 2013. Consists of 634,763 shares of common stock issuable upon conversion of the Preferred Stock.

(9) Consists of 4,650,125 shares of common stock owned by ZM EAC LLC; 666,991 shares of common stock owned by ZM Private Equity Fund I, L.P. and 913,732 shares of common stock issuable upon conversion of the Preferred Stock owned by ZM Private Equity Fund I, L.P.; 285,854 shares of common stock owned by ZM Private Equity Fund II, L.P. and 391,599 shares of common stock issuable upon conversion of the Preferred Stock owned by ZM Private Equity Fund II, L.P.; and 634,763 shares of common stock issuable upon conversion of the Preferred Stock owned by 10th Lane Finance Co., LLC.

(10) Mr. Lau serves on our board of directors and is a member of ZM Private Equity Fund I GP, LLC, which is the general partner of ZM Private Equity Fund I, L.P., and he is a member of ZM Private Equity Fund II GP, LLC, which is the general partner of ZM Private Equity Fund II, L.P. The address of each of the parties is 60 East 42nd Street, Suite 1400, New York, NY 10165.

OUR BUSINESS

Our Company

Erickson Air-Crane Incorporated is a leading global provider of aviation services to a wide and worldwide mix of commercial and government customers. Erickson currently operates a diverse fleet of 85 rotary-wing and fixed wing aircraft, including a fleet of 20 heavy-lift S-64 Aircranes, which we refer to as the Aircrane. This fleet supports a variety of government and commercial customers, across a broad range of aerial services, including critical supply and logistics for deployed military forces, humanitarian relief, firefighting, timber harvesting, infrastructure construction, and crewing. We also maintain a vertical manufacturing capability for the Aircrane, related components, and other aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson Air-Crane is headquartered in Portland, Oregon and maintains facilities and operations in North America, South America, the Middle East, Africa and Asia-Pacific.

Evergreen Helicopters Acquisition

On May 2, 2013, pursuant to the Stock Purchase Agreement, we purchased from EIA 100% of the outstanding share capital of EHI for $250.0 million, consisting of $185.0 million in cash, $17.5 million in our subordinated notes, and 4,008,439 shares of the Preferred Stock valued at $47.5 million (based on an agreed upon value of $11.85 per share). The Preferred Stock is convertible, at our option, into an equal number of shares of our common stock, subject to stockholder approval under Nasdaq Marketplace Rules.

In connection with the Evergreen Acquisition, EHI purchased nine aircraft from an affiliated entity of EIA for an aggregate purchase price of approximately $13.0 million, of which $9.0 million of the purchase price for the nine aircraft was paid at closing, with the balance payable by us in four quarterly installments of $1.0 million each; however, we elected to pay this remaining amount within two business days of the closing of the Evergreen Acquisition and received a discount of $50,000 from the aggregate purchase price for these nine aircraft. In addition, EIA issued us a last-out, first lien secured promissory note with a principal amount of $6.15 million in connection with the estimated working capital deficit that EHI had on the date of closing as opposed to the level of working capital that EHI was required to have on the date of closing pursuant to the original terms of the Stock Purchase Agreement before the May 1, 2013 amendment.

EHI, based in McMinnville, Oregon, is a diversified global provider of air transport services for cargo and personnel to government and commercial customers. EHI has approximately 400 employees and offers a diverse mix of services, including passenger transport, cargo transport, medevac, disaster relief, firefighting, natural resource development, and recreation. EHI holds two Part 135 Aviation Operating Certificates and is certified and regulated by the Commercial Airlift Review Board, or CARB, in addition to holding several repair station certificates. These certifications enable EHI to carry commercial passengers as well as United States Department of Defense, or DOD, and State Department personnel on a for-hire basis. EHI’s 126 pilots have an average of more than 8,150 flight hours. A portion of the existing EHI fleet is not currently on contract, offering a significant revenue generating opportunity.

The completion of the Evergreen Acquisition provided us with an incremental fleet of 63 aircraft, consisting of 50 medium and light helicopters as well as 13 fixed-wing aircraft. This diverse fleet serves a wide range of customers, including significant passenger transport and airlift services for the DOD and State Department. EHI’s operations span the globe, including a presence in North America, the Middle East, Africa, and Asia.

Rationale for the Evergreen Acquisition

We believe the Evergreen Acquisition significantly enhances and diversifies our business. In addition to our capabilities in heavy-lift operations as well as manufacturing and maintenance, repair and operation, or MRO, expertise, we believe the benefits the Evergreen Acquisition provide include:

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Part 135 and CARB certifications, which provide capabilities for passenger and cargo transport both domestically and internationally as well as new Part 145 certifications, which provide increased MRO capabilities;

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Ability to provide customers globally with a full suite of multi-mission aircraft following the addition of heavy – medium – and light-lift helicopters as well as fixed-wing aircraft capable of passenger and cargo transport;

•	Increased diversity of end markets including onshore oil and gas, DOD and State Department air lift operations, SAR, peacekeeping and disaster relief, and recreation;

•	Increased customer diversification and reduced seasonality;

•	Strong long-term relationships with commercial and DOD and other government customers;

•	Increased geographic diversity into Asia, Africa and the Middle East;

•	Scale to provide MRO support internally and as a third party provider on several additional helicopter models; and

•	Ability to optimize aircraft, pilot and operational footprint.

We believe these attributes will significantly enhance our product and service offerings and make us a stronger, more competitive and more profitable company.

Opinion of Houlihan Lokey Financial Advisors, Inc.

We retained Houlihan Lokey Financial Advisors, Inc. to provide a financial advisory opinion to our Board of Directors in connection with the Evergreen Acquisition. At the meeting of our Board of Directors on March 7, 2013, Houlihan Lokey rendered an oral opinion to our Board of Directors (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated March 7, 2013) to the effect that, as of that date, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the $250 million aggregate consideration to be paid for all of the outstanding capital stock of EHI in the Evergreen Acquisition pursuant to the Stock Purchase Agreement was fair to Erickson from a financial point of view. The opinion of Houlihan Lokey was provided for the information and assistance of our Board of Directors in connection with its evaluation of the Evergreen Acquisition and not for any other purpose and does not constitute advice or a recommendation to us, our Board of Directors, any security holder or any other person or entity as to how to act or vote with respect to any matter relating to the Evergreen Acquisition (including, without limitation, the conversion of the Preferred Stock) or otherwise.

Cost Synergies

We believe the Evergreen Acquisition will result in annual synergies of approximately $10.0 million which we expect to realize within 12 to 24 months of the consummation of the acquisition. We have identified and expect to realize approximately $7.0 million in annual cost synergies from operational improvements, including insourcing of major component overhauls, increased capacity utilization of our Central Point, Oregon MRO facility, and consolidation of MRO and other operating activities. In addition, by eliminating redundant business development, sales and marketing activities, and finance, human resource and information technology functions, we expect to realize approximately $2.0 million in annual synergies. We believe that increased purchasing volume and improved vendor terms will lead to at least an additional $1.0 million of cost synergies.

Competitive Strengths

We believe we have certain competitive advantages that further our ability to execute on our strategy:

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World Leader in Heavy-Lift Helicopter Solutions. The versatility and high payload capacity of the Aircrane, its proprietary mission-specific accessories, and the skill of our pilots and crews make the Aircrane an attractive solution for a wide variety of aerial services. We believe our fleet of 20 owned and operated Aircranes is the largest and most advanced commercial fleet of heavy-lift helicopters in the world capable of carrying loads of up to 25,000 pounds. Our role as the manufacturer of the Aircrane, combined with our scale, service readiness, and comprehensive global support network, provides us with a leadership position in the heavy-lift helicopter industry.

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Complete Global Airlift Solution Provider. As a result of the Evergreen Acquisition, we offer customers a complete suite of airlift solutions including heavy – medium – and light lift helicopters as well as fixed-wing aircraft for both cargo and passenger transportation across a combined fleet of 85 aircraft. We also provide MRO support across our transport service offerings. Our global platform and the size and diversity of our combined fleet allow us to rapidly redeploy assets to other regions to meet customer needs and maximize profits. We believe this complete suite of airlift solutions makes us more competitive and increases our attractiveness to commercial, DOD and other government customers who have complex mission requirements with multiple airlift solution needs and prefer to contract with one provider.

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Significant Barriers to Entry. Our industry has significant barriers to entry including strict regulatory requirements and certifications needed to transport passengers and cargo for both civilian and DOD purposes as well as to perform MRO services. These certifications can be very costly and may take years to obtain. International operations require additional licensing and certifications further increasing operational complexity for new entrants. Customers also look to providers with proven track records of operational performance and safety and typically contract services for multi-year periods. Thus, our longstanding customer relationships and high contract renewal rates are a significant competitive advantage. Furthermore, we believe our active presence on six continents with a large and diverse fleet capable of fulfilling multi-mission requirements for customers around the globe will substantially increase our competitiveness in the industry.

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Vertically Integrated Business Model. As a result of the Evergreen Acquisition, we offer a full spectrum of heavy – medium – and light-lift helicopter solutions, including the design, engineering, development, certification, testing, and manufacturing of the Aircrane, as well as aerial services and MRO capabilities for these and other aircraft. These MRO capabilities allow us to do MRO work on our fleet in-house at significantly less cost as well as to provide profitable MRO service to third parties. We believe our integrated business model reduces our costs, diversifies our revenue stream, and results in better products and services through close collaboration between our product engineers and our operations personnel. Since we acquired the S-64 Type Certificate, we have made more than 350 design improvements to the Aircrane and have developed a variety of innovative accessories for our aerial services.

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Valuable Long-Term Customer Relationships and Contracts. We believe that our established relationships with customers, some of whom have been customers for more than 20 years, allow us to effectively compete for and win new projects and contract renewals. Our long-term relationships help provide us with visibility with respect to our revenue, aircraft utilization, and scheduled usage patterns.

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Strong Cash Flow and Financial Profile. Both Erickson and EHI have demonstrated strong revenue and EBITDA growth. Over the last three fiscal years, Erickson and EHI grew revenues with compound annual growth rates, or CAGRs, of 23.7% and 17.2%, respectively. Over the same 2010 to 2012 fiscal year periods, Adjusted EBITDA grew by a CAGR of 81.2% at EAC and 398.8% at EHI. Our strong operational discipline and compelling value proposition have resulted in industry leading margins. We believe the diverse and long term customer relationships at EAC and EHI will continue to support the Company’s consistent revenue growth in the future.

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Experienced and Growth-Oriented Management Team. Within the last five years, we have added the five members of our senior management team, including our Chief Executive Officer, our Chief Financial Officer, our Vice President and Chief Marketing Officer, our Vice President of Aerial Services, and our Vice President, General Counsel, and Corporate Secretary. Our senior management team has an average of more than 20 years of experience in the aviation industry and rotorcraft sector. This professional aerospace team, combined with the strong management team at EHI provides us with deep domain knowledge, extensive operational and manufacturing expertise, and strong customer and business relationships.

Business Strategy

Our goals are to strengthen our position in the competitive heavy-lift helicopter industry by continuing to provide innovative, value-added solutions to our customers, to expand our presence into the medium and light-lift markets as well as DOD transport and onshore oil and gas end markets through the successful integration of EHI and to further grow our aircraft component sales and MRO services. We intend to focus on the following strategies to achieve these goals:

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Expand Our Fleet Offerings to Our Entire Client Base. We intend to leverage our global presence, our vertically integrated offerings, and our innovative technologies to expand our customer base and increase our fleet utilization in existing and new markets. With a diverse combined fleet of 85 aircraft, we believe we can deploy the optimal number and type of aircraft to profitably meet the needs of customers who have complex mission requirements and desire to contract with one provider for multiple airlift solutions.

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Maintain a Focus on Long-Term Customer Relationships and Contracts. We intend to focus on continuing to foster long-term relationships with key customers through reliable performance and a strong commitment to safety and service. This focus has resulted in an increase in our backlog and we believe it has given us a competitive advantage in competing for new contracts and renewals of existing contracts.

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Expand Our MRO and Aftermarket Solutions. We intend to leverage the expertise of our highly trained engineers and maintenance support personnel and our significant MRO capacity to extend our MRO capabilities across multiple rotary-wing aircraft. With the Evergreen Acquisition we believe we will achieve the critical scale required to profitably perform substantial in-house MRO work on several additional helicopter types including the Sikorsky S-61, the Eurocopter SA330J Puma, the Bell 214ST and the Bell 212. We intend to provide MRO service on these and potentially other aircraft internally. We believe that we are also well-positioned to provide similar services to third party customers, directly or in partnership with original equipment managers.

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Successfully Integrate EHI into EAC. We have established a comprehensive and detailed integration action plan, including the required capital and dedicated personnel that will be needed to successfully integrate our businesses. Over the next 12 to 24 months, integrating the EHI business and achieving the identified synergies will be an important priority for management. To date, we have identified approximately $10.0 million in aggregate annual cost synergies and expect to identify additional synergy opportunities during the integration process.

There is no guarantee that we will be able to execute on our strategies, and, even if we successfully execute on our strategies, there is no guarantee that our strategies will strengthen our position in the helicopter industry.

INTERESTS OF DIRECTORS AND OFFICERS IN THE EVERGREEN ACQUISITION

The ZM Funds owned of record approximately 57.4% of our outstanding common stock as of June 24, 2013. Two of our directors, Quinn Morgan and Kenneth Lau, are also managers of the ZM Funds.

In connection with the Evergreen Acquisition, we entered into a stock purchase agreement with all of EIA’s second lien lenders, including two of the ZM Funds and their affiliates, pursuant to which we issued 3,375,527 shares of the Preferred Stock to EIA’s second lien lenders. To facilitate the Evergreen Acquisition, the second lien lenders, including two of the ZM Funds and certain of their affiliates, executed certain waivers and consents pursuant to EIA’s second lien credit facility.

In connection with the Evergreen Acquisition, two of the ZM Funds and their affiliates received a total of 1,940,096 shares of the Preferred Stock. The two ZM Funds and their affiliates received 1,689,155 shares of

Preferred Stock as repayment of $20.0 million of principal of their pro rata share of EIA’s second lien credit facility. In addition, two of the ZM Funds and certain of their affiliates, forgave $2.5 million of their pro rata share of the EIA second lien credit facility in connection with the Evergreen Acquisition.

In addition, we issued 632,911 shares of the Preferred Stock to EIA’s first lien lenders in connection with the Evergreen Acquisition and certain of those first lien lenders sold their shares of the Preferred Stock to certain of the EIA second lien lenders, including two of the ZM Funds and their affiliates, which collectively purchased 250,941 shares of the Preferred Stock.

For further information regarding the Preferred Stock, see “Description of Capital Stock – Preferred Stock.”

In addition, 10th Lane Partners LLC, an entity controlled by Q&U Investments, LLC and affiliated with Mr. Morgan, received a fee of $2.5 million from us in consideration for services rendered to us by 10th Lane Partners, LLC and its affiliates and employees in connection with the Evergreen Acquisition.

INTERESTS OF CERTAIN PERSONS ON MATTERS TO BE ACTED UPON

The ZM Funds owned of record approximately 57.4% of our outstanding common stock as of the Record Date. Two of our directors, Quinn Morgan and Kenneth Lau, are also managers of the ZM Funds. The ZM Funds and certain of their affiliates hold a total of 1,940,096 shares of Preferred Stock, which represents approximately 48.4% of the outstanding Preferred Stock. Assuming full conversion of the Preferred Stock into common stock as disclosed in this Information Statement, the ZM Funds and certain of their affiliates would beneficially own approximately 54.7% of our issued and outstanding common stock as of the Record Date. In addition, see the information described above under the subheading “Interests of Directors and Officers in the Evergreen Acquisition.”

REGISTRATION RIGHTS

We are party to an amended and restated registration rights agreement among us and certain stockholders, including the ZM Funds, which provides that ZM EAC LLC has the right to require us to register its shares under the Securities Act of 1933, as amended, for sale to the public. If ZM EAC LLC exercises its demand registration rights, ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P. will also have the opportunity to include their shares in the registration. The shares subject to these registration rights will also include the shares of our common stock issued to the ZM Funds upon conversion of their shares of Preferred Stock. Accordingly, the ZM Funds could, and we expect them to, require us to register the resale of the shares of common stock they receive upon conversion of the Preferred Stock at any time after such conversion. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with the exercise of these demand registration rights.

In addition, the ZM Funds have piggyback registration rights, which means that they have the right to include their shares in any registration that we effect under the Securities Act of 1933, as amended, other than a registration effected pursuant to an exercise of demand registration rights, subject to specified exceptions. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

We are unable to estimate the dollar value of registration rights to the holders of these rights. The amount of reimbursable expenses under the registration rights agreement depends on a number of variables, including whether registration rights are exercised incident to a primary offering by us, the form on which we are eligible to register such a transaction, and whether we have an effective shelf registration in place at the time of a future offering.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.ericksonaircrane.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this Information Statement. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

Statements contained in this Information Statement concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Information Statement certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The information we incorporate by reference is considered a part of this Information Statement. We incorporate by reference the documents listed below, which have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 8, 2013;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 9, 2013; and

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Our Current Reports on Form 8-K filed with the SEC on March 7, 2013, March 20, 2013, April 25, 2013, May 1, 2013, May 8, 2013 (as amended on June 10, 2013 and July 18, 2013), June 12, 2013 and June 18, 2013.

We will only deliver one Information Statement to multiple common stock holders sharing an address unless we have received contrary instructions from one or more of the common stock holders. Upon written or oral request, we will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any common stock holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any common stock holder or holders sharing an address to which multiple copies are now delivered.

We undertake to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above or on our corporate website at www.ericksonaircrane.com. You may request copies of the documents incorporated by reference in this Information Statement, at no cost, by writing or telephoning us at:

5550 SW Macadam Avenue, Suite 200

Portland, OR 97239

(503) 505-5800